LAPORTE
CPAs & BUSINESS ADVISORS

LaPorte, APAC
1770 St. James Place | Suite 250
Houston, TX 77056
713.963.8008 | Fax 713.963.9052
LaPorte.com

**CONSENT OF INDEPENDENT ACCOUNTING FIRM**

We consent to the use in this Form 8-K Amendment No. 1 of Orion Group Holdings, Inc. of our report, which is dated June 20, 2017, relating to our audits of the financial statements of Tony Bagliore Concrete, Inc. for the years ended December 31, 2016 and 2015.

LaPorte

Houston, Texas
June 20, 2017